Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

The undersigned hereby consents to the references to our firm in the form and context in which they appear in this Registration Statement on Form S-4 of Laredo Petroleum, Inc. and the related prospectus that is a part thereof. We hereby further consent to the use in such Registration Statement and related prospectus of information relating to or contained in our report setting forth the estimates of Laredo Petroleum, Inc.’s oil and gas reserves and related revenues as of December 31, 2010, 2009 and 2008.

We further consent to the reference to this firm under the heading “EXPERTS” in the Registration Statement and related prospectus.

/s/ Ryder Scott Company, L.P.
RYDER SCOTT COMPANY, L.P.

Houston, Texas
May 6, 2011